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                                                                    EXHIBIT 99.9



                   FOURTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                                 GENENTECH, INC.


         THIS FOURTH AMENDMENT, effective as of the first day of April 1997, by and between Fidelity Management Trust Company (the "Trustee" or "Fidelity") and Genentech, Inc. (the "Sponsor");


                                   WITNESSETH:

         WHEREAS, the Trustee and the Sponsor heretofore entered into a trust agreement dated July 1, 1991, with regard to the Genentech, Inc. Tax Reduction Investment Plan (the "Plan") and subsequently amended said trust agreement as of May 1, 1994, December 1, 1995, and as of May 8, 1996 (said trust agreement as amended being referred to herein as the "Trust Agreement"); and

         WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement in accordance within Section 15 thereof;

         NOW, THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

         (1) Amending the "Other" section of Schedule "A" by adding the following bullet point:

             o De Minimis Distributions: After a participant terminates employment with the Sponsor and is eligible for a distribution of his or her Plan account balance, Fidelity will determine whether the vested account balance:

             (1) Currently exceeds $3,500; (2) exceeded $3,500 before any prior distribution or in-service withdrawal date in the account history at Fidelity; or (3) exceeds $3,500 at the end of the warning period (which commences on the date of determination of the account balance and ends 30 days thereafter).

             If the participant's vested account balance does not meet any of the above criteria, Fidelity will process a mandatory and immediate cashout distribution under the Plan, subject only to the



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             terms and conditions of the Plan including the requirement to offer a rollover opportunity. The $3,500 threshold will be automatically adjusted if raised by the Internal Revenue Code.

                     These services relating to de minimis distributions will be provided quarterly by Fidelity.

         (2) As amended as set forth herein, the Trust Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.



GENENTECH, INC.                              FIDELITY MANAGEMENT TRUST COMPANY



By: /s/ MARTY GLICK                     By: /s/ SUSAN BERKEWITCZ  4/9/97
    --------------------------              -------------------------------
                          Date              Vice President          Date



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